Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. REPORTS RECORD $0.97 EPS IN SECOND QUARTER;

INCREASES QUARTERLY DIVIDEND 11%

STAMFORD, CONNECTICUT - July 28, 2008 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported second quarter 2008 net income was $59.0 million, or $0.97 per share, compared with net income of $45.7 million, or $0.75 per share, in the second quarter of 2007. Second quarter 2008 results benefitted from recoveries of $2.9 million after-tax, or $0.05 per share, in conjunction with environmental remediation activities, while the second quarter of 2007 was adversely impacted by an after-tax provision of $5.4 million, or $0.09 per share, for a settlement with the U.S. Government. Excluding these items, second quarter 2008 net income was $56.1 million, or $0.93 per share, compared with second quarter 2007 net income of $51.1 million, or $0.84 per share. (Please see the attached Non-GAAP Financial Measures.)

Second quarter 2008 sales increased $32.6 million, or 5%, including core business growth of $5.6 million (1%), sales from acquired / divested businesses of $7.0 million (1%) and favorable foreign currency translation of $20.0 million (3%).

Order backlog at June 30, 2008 was a record $805 million, 9% higher than the backlog of $739 million at June 30, 2007 and 12% higher than $720 million at December 31, 2007.

Cash Flow and Financial Position

Cash provided by operating activities was $45.4 million in the second quarter of 2008, compared to $33.9 million in the second quarter of 2007. Net debt to net capitalization was 7.7% at June 30, 2008, compared with 11.5% at December 31, 2007. The Company’s cash position was $322 million at the end of the second quarter, up from $135 million at June 30, 2007. The Company did not repurchase any shares of its common stock during the quarter but may do so in future quarters if market conditions warrant. (Please also see the attached Condensed Statement of Cash Flows and Non-GAAP Financial Measures.)

Dividend Increase

Today the Company is also announcing an 11% increase in the quarterly dividend from $0.18 per share to $0.20 per share, for an indicated annual dividend rate of $0.80 per share. The new dividend rate will become effective with the third quarter 2008 dividend. This is the fourth consecutive year the Company has increased its dividend.

“Continuing the trends of the first quarter, our Merchandising Systems and Fluid Handling businesses posted strong results, with operating profit increasing 46% and 39%, respectively,” said Crane Co. president and chief executive officer Eric C. Fast. “As anticipated, we continued to experience high levels of engineering spending for the new Boeing 787 and A400M brake control systems. The deterioration in the end-markets for our Engineered Materials products was significantly greater than we expected, particularly from our recreational vehicle and transportation customers. Notwithstanding these headwinds, earnings per share were a record and increased 29% on a reported basis and 11% on a Non-GAAP basis over last year’s second quarter.

Mr. Fast continued, “We are maintaining our EPS guidance for the year of $3.45 to $3.60, but in the face of an uncertain economy, we expect to be near the low end of the range. Reflecting our rigorous financial discipline, free cash flow guidance remains unchanged. Our decision to increase the quarterly dividend by 11% today reflects our strong long-term strategic business positions, substantial cash balances and confidence in our free cash flow.”

Segment Results

All comparisons below refer to the second quarter 2008 versus the second quarter 2007, unless otherwise specified.

Aerospace & Electronics

	Second Quarter		Change
(dollars in millions)	2008	2007
Sales	$165.9	$160.2	$5.7	4%
Operating Profit	$18.5	$24.4	$(5.9)	(24)%
Profit Margin	11.1%	15.2%

The second quarter 2008 sales increase of $5.7 million reflected a sales increase of $12.0 million in the Aerospace Group and a decrease of $6.3 million in the Electronics Group. Segment operating profit declined by $5.9 million as a result of an $8.0 million increase in engineering expenses related to products for the Boeing 787 and Airbus A400M programs. This spending was partly offset by a $5.6 million negotiated cost recovery from an aerospace customer associated with prior engineering spending. The Company previously indicated that it expected such recoveries in 2008, and additional recoveries could occur in the third or fourth quarters. These cost recoveries occur from time to time and are related to design changes and/or program discontinuations. Excluding the investment in these two new programs, the segment continued to experience solid operating results.

The Aerospace & Electronics segment backlog was $418 million at June 30, 2008, an increase of 6% over $393 million at December 31, 2007 and an increase of 3% over $407 million at March 31, 2008.

Engineered Materials

	Second Quarter		Change
(dollars in millions)	2008	2007
Sales	$72.9	$87.7	$(14.8)	(17)%
Operating Profit	$8.1	$17.9	$(9.8)	(55)%
Profit Margin	11.1%	20.4%

Reflecting significantly depressed recreational vehicle, transportation and, to a lesser extent, building products end markets, core segment sales were down $21.5 million, or 25%. The sales decline was partially offset by $6.7 million of sales related to the September 2007 acquisition of the composite panel business of Owens Corning. Operating profit in 2008 decreased 55% reflecting lower core business sales, as price increases offset higher raw material costs.

Merchandising Systems

	Second Quarter		Change
(dollars in millions)	2008	2007
Sales	$116.2	$100.6	$15.7	16%
Operating Profit	$17.3	$11.9	$5.4	46%
Profit Margin	14.9%	11.8%

Reflecting strong organic sales growth and favorable seasonal factors, Merchandising Systems had record sales and operating profit in the second quarter. Sales growth of 16% was driven by increased sales in Vending Solutions, primarily from the BevMax III glass front vender, and continued strong global demand for Payment Solutions. Higher sales volumes were effectively leveraged into higher operating profit, which increased $5.4 million, or 46%.

Fluid Handling

	Second Quarter		Change
(dollars in millions)	2008	2007
Sales	$301.1	$281.2	$19.9	7%
Operating Profit	$46.6	$33.4	$13.2	39%
Profit Margin	15.5%	11.9%

Second quarter 2008 sales and operating profit were records for this segment. Second quarter 2008 sales increased $19.9 million, or 7%, including $10.7 million (4%) of core sales and favorable foreign currency translation of $14.4 million (5%) offset by sales from divested businesses of $5.2 million (2%). Based on continued strong demand from the global chemical / pharmaceutical and energy industries, throughput efficiencies and solid pricing discipline, operating profit increased $13.2 million, or 39%, and profit margin increased to 15.5%, continuing the trend in the first quarter.

The Fluid Handling segment backlog was $298 million at June 30, 2008, an increase of 23% over $243 million at December 31, 2007 and an increase of 11% over $268 million at March 31, 2008.

Controls

	Second Quarter		Change
(dollars in millions)	2008	2007
Sales	$37.3	$31.2	$6.0	19%
Operating Profit	$3.5	$2.9	$0.7	24%
Profit Margin	9.5%	9.1%

The second quarter 2008 sales increase of $6.0 million reflects $5.6 million of sales related to the August 2007 acquisition of the Mobile Rugged Business division of Kontron America. Operating profit increased 24% to $3.5 million.

Full Year 2008 Guidance

The Company is maintaining its 2008 earnings per share guidance of $3.45 to $3.60, but in the face of an uncertain economy, results are expected to be near the low end of the range. The Company forecasts continued strong demand in Fluid Handling, which represents approximately 43% of sales. Aerospace engineering spending will remain at high levels, although offset in part by potential additional negotiated cost recoveries. Engineered Materials sales and operating profits will be lower than previously expected, reflecting difficult recreational vehicle and transportation end markets. While Merchandising Systems is expected to have record profits for the year, driven by sales of the BevMax III and continued demand for Payment Solutions, its operating profit is expected to be lower in the second half of the year than the first half because of normal seasonal factors and the impact of a softening U.S. economy. The Company’s guidance includes an estimated annual tax rate of approximately 30% compared to previous guidance of

31%, as the amount of lower-taxed foreign earnings as a percent of total corporate earnings is expected to be higher primarily due to favorable Fluid Handling results. This expected tax rate anticipates the retroactive renewal of the Federal R&D tax credit by year-end.

Management remains confident that cash flow will equal or exceed its 2008 guidance of $220 million from operating activities and $170 million of free cash flow.

Please see the Non-GAAP Financial Measures table attached to this press release for details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the second quarter’s financial results on Tuesday, July 29, 2008 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 12,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

2008 – 15